Exhibit 99

NHI Announces $25.2 Million Senior Living Campus Acquisition

MURFREESBORO, Tenn. - (August 14, 2012) National Health Investors, Inc. (NYSE:NHI) announced today the $25.2 million acquisition of a senior living campus in Silverdale, Washington, funded from borrowings on NHI's revolving credit facility. The 138-unit community offers independent living, assisted living and rehabilitation care. The transaction is anticipated to close this week upon final licensing approval.

Sante' Partners of Salem, Oregon, entered into a 15-year lease agreement including two 10-year renewal options at a 7.8% lease rate plus annual fixed escalators. Furthermore, NHI extended an additional $3.5 million at a 8.3% lease rate to expand and renovate the community.

“This very attractive acquisition contributes to NHI's goal of diversifying our portfolio. We are delighted to expand our relationship with Sante' Partners,” says Justin Hutchens, NHI's President and Chief Executive Officer.

About National Health Investors
National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans. NHI's investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings and hospitals. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com